Exhibit 99.1

Beyond, Inc. to Reunite Bed Bath & Beyond with Buy Buy Baby
Acquisition Drives Profitable Revenue Growth, tZERO Tokenization Offerings, and Pioneers Blockchain Innovation for Life Events

Murray, Utah – February 3, 2025 - Beyond, Inc. (NYSE: BYON), owner of Bed Bath & Beyond and Overstock, announced today that it has entered into an Asset Purchase Agreement with BBBY Acquisition Co. LLC to acquire the global rights of the Buy Buy Baby brand. The purchase price of $5 million includes certain assets, databases, domains, intellectual property, vendor relationships, and content related to Buy Buy Baby.

Marcus Lemonis, Executive Chairman of Beyond, commented, "Bed Bath & Beyond and Buy Buy Baby have historically been synonymous with supporting families, their homes, and all of life’s milestones. Our goal is to go beyond the traditional omnichannel mindset, focusing on the four corners of the property, and the four walls of the home. It is our objective to help homeowners enhance, protect, and unlock the value of their most important assets and information related to their homes and lives. There are three very specific strategic drivers of this transaction:

1. Strengthening the Beyond Portfolio: Alongside our omnichannel partner, Kirkland’s, we collectively believe the Buy Buy Baby brand has a strong future both online and in brick-and-mortar. Kirkland’s will have full flexibility, from integrating Buy Buy Baby into Bed Bath & Beyond stores, to opening standalone locations under each legacy banner. The Buy Buy Baby in-store experience will be a destination for parents, offering curated selections of the best brands for every stage of childhood.

2. Tokenizing Intellectual Property: Beyond and tZERO, with its SEC-regulated special purpose broker dealer license, are deeply exploring the tokenization of a portion of the Buy Buy Baby intellectual property. The company is considering two separate offerings on the tZERO platform. The first would potentially be a digital dividend available to current holders of Beyond as of a specific record date, while the second would be an offering to new investors interested in owning a share of the intellectual property. In both cases, our goal is for the token to provide a revenue share on the omnichannel revenue generated by the brand, along with loyalty benefits across the Beyond platform.

3. Building the “LifeChain”: We see an unprecedented opportunity to leverage tZERO’s blockchain technology and the Buy Buy Baby assets to build the first ledger that records all significant life events, starting from birth records, medical records, and life milestones to educational records, financial products, insurance, and purchases. This initiative, which we’re calling the “LifeChain,” will integrate the consumer’s financial and digital assets into a single, secure digital wallet, supported by Salesforce and its Agentforce technology.

This acquisition, combined with Beyond’s existing portfolio of assets and investments, drives us toward our mandate of operating a profitable company focused on traditional revenue and earnings growth. We are leveraging our belief in the evolution of tokenizing assets and the critical importance of securing data related to your home and life,” concluded Lemonis.

About Beyond
Beyond, Inc. (NYSE:BYON), based in Murray, Utah, is an ecommerce focused affinity company that owns or has ownership interests in various retail brands, offering a comprehensive array of products and services that enable its customers to unlock their homes’ potential through its vast data cooperative. The Company currently owns Bed Bath & Beyond, Overstock, Zulily and other related brands and websites. The Company regularly posts information and updates on its Newsroom and Investor Relations pages on its website, Beyond.com.

Beyond, Bed Bath & Beyond, Overstock, and Zulily are trademarks of Beyond, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding the completion or timing of the closing of the agreement to purchase the Buy Buy Baby brand and related intellectual property, any license or authority of Kirkland’s to use the Buy Buy Baby brand, opening of new stores and the timing of such, and any anticipated results and opportunities arising from the same. Forward-looking statements also include statements regarding the expansion of token offerings, future dividends, revenue share, and offerings, future blockchain efforts, record keeping and the scope of such, and anticipated results and opportunities relating to the same. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024, on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on October 25, 2024, and in our subsequent filings with the SEC.

Contact Information
ir@beyond.com
pr@beyond.com